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                                                                     EXHIBIT 5.1
                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

                              September 12, 2000

Cost Plus, Inc.
200 4th Street
Oakland, CA 94607

Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

        We have examined the registration statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 12, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an additional 350,000 shares of Common Stock reserved for issuance under the 1995 Stock Option Plan, as amended, and 100,000 shares of Common Stock reserved for issuance under the 1996 Director Option Plan, as amended (together, the "Plans"). As legal counsel for Cost Plus, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares of Common Stock under the Plans.

        It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                        Sincerely,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ Wilson Sonsini Goodrich & Rosati